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                                                                       Exhibit 4

                               HOWARD P.L. YEUNG

15 July, 1999

Rada Electronic Industries Ltd.
12 Medinat Hayehudim St.
Herzllya B. 46120
ISRAEL

For the attention of: Maj. General (Res.) Herzle Bodinger -- President & C.E.O.
                      ---------------------------------------------------------

Dear General Bodinger

As one of the major shareholders of Rada Electronic Industries Limited (the "Company"), we wish to express our confidence in the management of the Company, and particularly in the Company's products. We are willing to consider assisting the Company to achieve its future business goal. As the Company's management addresses the difficult situation it is currently encountering, we are prepared to give favorable consideration to further investing in the COmpany, in light of the circumstances then existing; however, this letter is not intended to indicate that we will be obliged to make such investment under all circumstances.

Yours sincerely

/s/ Howard P.L. Yeung

Howard P.L. Yeung